Exhibit 10.29

PROMISSORY NOTE

Up to $10,000,000	San Diego, CA
October 31, 2016

1.Principal and Interest. For value received, as herein provided, Celularity, Inc., a Delaware corporation (“Borrower”), promises to pay to Sorrento Therapeutics, Inc., a Delaware corporation (“Lender”), the principal sum of up to $10,000,000.  Concurrent with the date hereof, Lender shall advance $5,000,000 as principal to Borrower (the “Initial Loan”).  In the event that at any time prior to the Maturity Date (as defined below), Borrower’s available cash-on-hand is less than $1,000,000, as certified in writing by Borrower’s Chief Executive Officer to Lender, Lender shall loan Borrower (at Borrower’s request) up to an additional $5,000,000 of principal, in such amounts and on such dates, as elected by Borrower in writing following the date hereof and prior to the Maturity Date (each, a “Subsequent Loan” and collectively with the Initial Loan, the “Loan”); in each case provided that (a) no Event of Default (as defined below) has occurred at or prior to such request by Borrower for a Subsequent Loan, and (b) no individual Subsequent Loan shall exceed $1,000,000. Interest shall accrue on the Initial Loan, and each Subsequent Loan, as applicable, from the date of such advance at a per annum rate equal to the lesser of (i) 10.0%, and (ii) the maximum interest rate permitted under law.

2.Maturity; Payment of the Loan. Unless this Loan is forgiven pursuant to Section 4, the outstanding principal of the Loan (including accrued interest thereon pursuant to the terms hereof) shall be due and payable in full on the earlier to occur of (i) 5:00 p.m. PT on the first day immediately following the Deadline (as defined below), and (iii) an Event of Default (as defined below) (the “Maturity Date”). The outstanding principal and accrued interest thereon under the Loan shall be paid in lawful money of the United States of America.

3.Prepayment. This Promissory Note may not be prepaid in full or in part without the prior written consent of Lender.

4.Forgiveness. The Loan, and all amounts owing by Borrower pursuant to this Note shall automatically be deemed forgiven, discharged, cancelled and satisfied in full (and no further amounts shall thereupon be owing by Borrower pursuant to this Note), upon the occurrence of the following events (provided that no Event of Default shall have previously occurred):  (i) Borrower raises at least $100 million in gross proceeds after the initial date of issuance of this Note based on the Initial Loan (the “Issue Date”) and on or prior to the one-year anniversary of the Issue Date (the “Deadline”), excluding proceeds from the Loan, through the sale of capital stock of Borrower in one or more private placement capital-raising transactions, and (ii) Borrower consummates a firm commitment underwritten initial public offering of common stock of Borrower on or before the Deadline in which Borrower is valued as of immediately prior to the IPO, based on an initial offering price to the public in the IPO, at $1 billion or more.  Lender and Borrower acknowledge and agree that Lender is a shareholder in Borrower and the Loan has been made in connection with the Lender’s acquisition of capital stock in the Borrower.  Accordingly, to the extent that and in the event that the amounts owing pursuant to this Note are properly treated and classified as “indebtedness” for U.S. federal tax purposes, any forgiveness, discharge, cancellation and satisfaction of all amounts owing pursuant to this Note pursuant to this Section 4 or otherwise shall be treated and accounted for by Borrower and Lender for all U.S. federal and applicable state and local tax purposes as described in Section 108(e)(6) of the Internal Revenue Code of 1986, as amended (and any comparable provisions of any applicable state and local tax laws), and in no event shall either the Borrower or Lender report or account for such events as giving rise to any taxable income to Borrower from the cancellation of indebtedness or similar characterization for U.S. federal income and applicable state and local tax purposes.

5.Seniority. Borrower’s obligations under this Promissory Note are and shall at all times be senior in right of repayment to Borrower’s other outstanding obligations. Borrower hereby represents and warrants to Lender that Borrower has no outstanding loan or similar obligations. Borrower shall not borrow any funds, or incur any other loan or similar debt obligation, prior to the repayment of Borrower’s obligations under this Promissory Note in full without Lender’s prior written consent.

6.Default. The occurrence of any of the following shall constitute an “Event of Default” under this Promissory Note: (a) Borrower shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Promissory Note on the date due and such payment shall not have been made within five days of Borrower’s receipt of Lender’s written notice to Borrower of such failure to pay; (b) Borrower shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its or any of its creditors, (3) be dissolved or liquidated, (4) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (5) take any action for the purpose of effecting any of the foregoing; (c) proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; (d) Borrower shall breach any material term of this Promissory Note or any other material agreement of Borrower (including, without limitation, a breach of any of the representations, warranties and covenants set forth in Section 14 or Section 15); (e) Borrower shall default under any loan, extension of credit, security agreement, purchase or sale agreements, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Promissory Note or perform Borrower’s obligation under this Promissory Note, or (f) Borrower shall become unable to timely pay its bills as they become due and payable.

7.Attorneys’ Fees. If any attorney is engaged by Lender or if Lender incurs any costs or expenses because of any default hereunder or as the result of actions to enforce or defend any provision of this Promissory Note, Borrower shall pay upon demand Lender’s reasonable attorneys’ fees and all costs and expenses so incurred by Lender.

8.No Waiver By Lender. No waiver of any default shall be implied from any failure of Lender to take any action or any delay by Lender in taking action with respect to any such default or from any previous waiver of any similar or unrelated default. A waiver of any term of this Promissory Note must be made in writing and shall be limited to the express written terms of such waiver.

9.Certain Waivers. Borrower and all endorsers jointly and severally waive diligence, grace, demand, presentment for payment, exhibition of this Promissory Note, protest, notice of protest, notice of dishonor, notice of demand, notice of nonpayment, notice of default or delinquency, notice of acceleration, notice of costs or expenses and interest thereon, and notice of any late charges and any and all exemption rights against the indebtedness evidenced by this Promissory Note, and agree to any and all extensions or renewals from time to time without notice and to any partial payments of this Promissory Note made before or after maturity, and that no such extension, renewal or partial payment shall release any one or all of them from the obligation of payment of this Promissory Note or any installment of this Promissory Note, and consent to offsets of any sums owed to any one or all of them by Lender at any time.

10.Loss, Theft, Destruction or Mutilation of Promissory Note. In the event of the loss, theft or destruction of this Promissory Note, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the party who held this Promissory Note immediately prior to its loss, theft or destruction, or in the event of the mutilation of this Promissory Note, upon Lender’s surrender to Borrower of the mutilated Promissory Note, Borrower shall execute and deliver to such party or Lender, as the case may be, a new promissory note in form and content identical to this Promissory Note in lieu of the lost, stolen, destroyed or mutilated Promissory Note.

11.Time. Time is of the essence with respect to each and every provision hereof.

12.Choice of Law; Venue. This Promissory Note shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of interest principles. Borrower and Lender consent to the jurisdiction of the County of San Diego, State of California, for any action arising out of matters related to this Promissory Note. Borrower and Lender hereby waive the right to commence an action in connection with this Promissory Note in any court outside of that specified in this provision.

13.Waiver of Jury Trial. Each of Lender and Borrower hereby waive trial by jury in any action or other proceeding (including counterclaims), whether at law or equity, brought by Borrower or Lender against the other on matters arising out of or in any way related to or connected with this Promissory Note, any other document executed in connection with the Loan or any transaction contemplated by and between Borrower and Lender with respect to the Loan.

14.Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

(a)Lender has all requisite power and authority to execute and deliver this Promissory Note;

(b)All action on Lender’s part required for the lawful execution, delivery and performance of this Promissory Note has been taken;

(c)Upon its execution and delivery, this Promissory Note will be a valid and binding obligation of Lender, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(d)Henry Ji, Ph.D. (“Dr. Ji”), David Deming and Jaisim Shah have been, as of the Initial Loan, appointed to Borrower’s Board of Directors (the “Board”) and each committee of the Board, in each case to serve until (i) this Promissory Note is repaid in full or no longer outstanding (the “Termination Date”), at which time one such member shall resign from the Board; provided, however, that Dr. Ji and one other designee of Lender shall remain as members of the Board provided that the contribution of TNK Therapeutics, Inc. (“TNK”) by Lender to Borrower is consummated by the later to occur of (a) ninety (90) days following the Termination Date, and the (b) the date Celgene Corporation completes its entire contribution of the assets to Borrower in accordance with that certain Non-Binding Term Sheet, made as of September 8, 2016, by and between Cellularity, Inc. and Celgene (in the form provided to Lender on October 16, 2016), or (ii) his successor is duly elected or qualified or until his earlier death, disqualification, resignation or removal.

15.Covenants. So long as this Promissory Note remains unpaid or outstanding, Borrower covenants that Borrower shall take all actions necessary to ensure that: (a) the Board appoints each of Henry Ji, Ph.D., David Deming and Jaisim Shah to any future committee of the Board, in each case so long as such individual is a member of the Board, and (b) the Board maintains the authorized number of members of the Board at no more than seven members.

16.Entire Agreement. This instrument contains the entire agreement between the parties relating to the subject matter contained herein. This Promissory Note supersedes any prior oral or written agreement between the parties relating to the subject matter contained herein. No term of this Promissory Note may be waived, modified or amended except by an instrument in writing signed by Lender and Borrower. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

17.No Impairment. Borrower will not, by amendment of its certificate of incorporation or bylaws, as each may be amended or restated from time to time, or through reorganization, consolidation, merger, dissolution, sale of assets or another voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Promissory Note (including, without limitation, the covenants set forth in Section 15), but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Lender under this Promissory Note against impairment.

18.Successors and Assigns. This Promissory Note may not be assigned or transferred (a) by Borrower to any person at any time without the written consent of Lender, or (b) by

Lender to any person at any time without the written consent of Borrower, except to an Affiliate of Borrower. For purposes of this Promissory Note, an “Affiliate” means any individual, entity or trust who or which, directly or indirectly, controls, is controlled by, or is under common control with Lender. This Promissory Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

19.Headings. The headings of the various Sections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions of this Promissory Note.

20.Counterparts. This Promissory Note may be executed in one or more counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one and the same instrument.

21.Severability. If any term or provision of this Promissory Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Promissory Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

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IN WITNESS WHEREOF, Borrower and Lender have executed this Promissory Note as of the date first above written.

BORROWER:		LENDER:

Celularity, Inc.		Sorrento Therapeutics, Inc.

By:	/s/ Robert Hariri, MD, Ph.D.	By:	/s/ Henry Ji, Ph.D.
Name:	Robert Hariri, MD, Ph.D.	Name:	Henry Ji, Ph.D.
Its:	CEO	Its:	President and CEO